Exhibit 99.4

STRAYER EDUCATION, INC.

2015 EQUITY COMPENSATION PLAN

RESTRICTED STOCK AGREEMENT

FOR DIRECTORS

Strayer Education, Inc., a Maryland corporation (the “Corporation”), hereby grants shares of its common stock, $.01 par value (the “Stock”) to the Grantee named below, subject to the vesting conditions set forth below and in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attached Restricted Stock Agreement for Directors (together the “Agreement”), and in the Corporation’s 2015 Equity Compensation Plan (the “Plan”).

Grant Date:
Name of Grantee:
Number of Shares of Stock Covered by Grant:
Vesting Schedule:	Subject to special provisions for Termination of Service and Change in Control Resulting in Termination of Service as described in the Agreement and Plan, the restricted stock will vest as follows:
Vesting Start Date:

By signing this cover sheet, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is also attached. IN PARTICULAR, YOU ACKNOWLEDGE THAT THIS RESTRICTED STOCK GRANT CONSTITUTES CONSIDERATION FOR YOUR ACCEPTANCE OF THE NON-COMPETITION PROVISIONS CONTAINED IN THE AGREEMENT. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:
(Signature)

Corporation:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

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STRAYER EDUCATION, INC.

2015 EQUITY COMPENSATION PLAN

RESTRICTED STOCK AGREEMENT FOR DIRECTORS

Restricted Stock	This grant is an award of Stock in the number of shares set forth on the cover sheet subject to the vesting conditions set forth in the cover sheet and described below (“Restricted Stock” or the “Award”).

Transfer of Unvested Restricted Stock	To the extent not yet vested, your Restricted Stock may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock be made subject to execution, attachment or similar process. If you attempt to do any of these things, you will immediately forfeit the shares of Restricted Stock.

Issuance and Vesting

The Corporation will issue your Restricted Stock in the name set forth on the cover sheet of this Agreement as of the Grant Date.

Your right to the Stock under this Restricted Stock Agreement vests in accordance with the vesting schedule set forth on the cover sheet.

Notwithstanding the vesting schedule on the cover sheet, the shares of Restricted Stock shall become fully vested upon the occurrence of your death or Disability, or a Change in Control Resulting in Termination. For purposes of this Agreement, a Change in Control Resulting in Termination shall occur when there is a Change in Control, as that term is defined in the Plan, and (1) you are asked to resign from the Board without cause within six (6) months of the effective date of the Change in Control or (2) there occurs a material reduction in your authority, functions, duties or responsibilities which causes your resignation from the Board within six (6) months of the effective date of the Change in Control.

No additional shares of Restricted Stock will vest after your Service has terminated for any reason other than death or Disability, or a Change in Control Resulting in Termination.

Evidence of Issuance	The issuance of the Stock under the grant of Restricted Stock evidenced by this Agreement shall be evidenced in such a manner as the Corporation, in its discretion, deems appropriate, including, without limitation, book-entry, direct registration or issuance of one or more share certificates (which may be held in escrow at the option of the Corporation until vested), with any unvested shares of Restricted Stock bearing the appropriate restrictions imposed by this Agreement. As your interest in the Restricted Stock vests, the recordation of the number of shares of Restricted Stock attributable to you will be appropriately modified if necessary.

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Forfeiture of Unvested Stock and Dividends	In the event that your Service terminates for any reason other than death, Disability, or a Change in Control Resulting in Termination, you will forfeit to the Corporation all of the shares of Stock subject to this grant that have not yet vested, and you agree to remit to the Corporation within thirty (30) days an amount in cash equal to all dividends paid to you by the Corporation with respect to such unvested Restricted Stock.

Death or Disability	If your Service terminates because of your death, then your shares of Restricted Stock will immediately become fully vested. If your Service terminates because of your Disability, then your shares of Restricted Stock will immediately become fully vested.

Escrow

If the Restricted Stock is certificated, the certificates for the Restricted Stock shall be deposited in escrow with the Secretary of the Corporation to be held in accordance with the provisions of this paragraph. Each deposited certificate shall be accompanied by a duly executed Assignment Separate from Certificate in the form attached hereto as Exhibit A. The deposited certificates shall remain in escrow until such time or times as the certificates are to be released or otherwise surrendered for cancellation as discussed below. Upon delivery of the certificates to the Corporation, you shall be issued an instrument of deposit acknowledging the number of shares of Stock delivered in escrow to the Secretary of the Corporation.

All regular cash dividends on the Stock (or other securities at the time held in escrow) shall be paid directly to you and shall not be held in escrow. However, in the event of any stock dividend, stock split, recapitalization or other change affecting the Corporation's outstanding common stock as a class effected without receipt of consideration or in the event of a stock split, a stock dividend or a similar change in the Corporation Stock, any new, substituted or additional securities or other property which is by reason of such transaction distributed with respect to the Stock shall be immediately delivered to the Secretary of the Corporation to be held in escrow hereunder, but only to the extent the Stock is at the time subject to the escrow requirements hereof.

The release of any vested shares (or other vested assets and securities) from escrow shall be effected within thirty (30) days following the date on which such shares first become vested.

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Section 83(b) Election

Under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the purchase price (if any) paid for the shares of Stock and their fair market value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include the forfeiture as to unvested Stock described above. You may elect to be taxed at the time the shares are acquired, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date. You will have to make a tax payment to the extent the purchase price is less than the fair market value of the shares on the Grant Date. No tax payment will have to be made to the extent the purchase price is at least equal to the fair market value of the shares on the Grant Date. The form for making this election is attached as Exhibit B hereto. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by you (in the event the fair market value of the shares as of the vesting date exceeds the purchase price) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE CORPORATION'S, TO DETERMINE WHETHER OR NOT TO MAKE A FILING, AND IF YOU DETERMINE TO MAKE SUCH A FILING, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF YOU REQUEST THE CORPORATION OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY 83(b) ELECTION.

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Non-Competition

To the extent permitted by law and applicable professional regulations, during the period you are providing Services to the Corporation and for a period of one year thereafter, you shall not take actions in competition with the Corporation in any state or similar jurisdiction in which the Corporation conducts a material amount of its business. Unless otherwise specified in an employment or other agreement between the Corporation and you, you take actions in competition with the Corporation if you:

•      Fail to keep strictly confidential all confidential business information disclosed by the Corporation to you, or which is obtained by you or otherwise disclosed to you in connection with performing Services for the Corporation, or use any such confidential information for any purpose other than performing Services for the Corporation; provided, however, that the foregoing shall not apply to information which (1) at the time of disclosure to you is already a matter of public knowledge, (2) after disclosure to you becomes a matter of public knowledge, except by your breach of this provision , (3) was already in your possession at the time of disclosure and does not solely constitute specific and detailed information regarding the Corporation (it being acknowledged that you possessed extensive industry experience and general knowledge of the education sector prior to joining the Corporation); or (4) which is required to be disclosed by law or regulation;

•      Enter into any employment, consulting or similar relationships with third parties which will result in a direct and material conflict of interest with the Corporation’s business;

•      Act in any managerial capacity for or acquire an ownership interest in (except a minority interest of 5% or less acquired for investment purposes in a company whose stock is traded on a public exchange) any person or entity that is a direct and material competitor of the Corporation;

•      Without the written consent of the Corporation, solicit or direct anyone else to solicit any officer or key employee of the Corporation (y) to terminate his or her employment or other relationship with the Corporation or (z) to seek or accept employment with you or any third party; provided that the foregoing shall exclude actions which are the result of persons responding to general advertisements and do not involve any solicitation on your part.

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You acknowledge and agree that any material breach by you of any of the provisions of this Section (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if you materially breach, or threaten to materially breach, any of the Restrictive Covenants, the Corporation and its Affiliates shall have the right to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation and its Affiliates under law or in equity (including, without limitation, the recovery of damages). In addition, in the event of such a material breach of the Restrictive Covenants the Corporation shall have the right to cause a forfeiture of your Restricted Stock Agreement and the value of any shares of Restricted Stock that vested in the twelve (12) months prior to your material breach.

Clawback	This Award is subject to mandatory repayment by you to the Corporation to the extent you are or in the future become subject to any Corporation “clawback” or recoupment policy that requires the repayment by you to the Corporation of compensation paid by the Corporation to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.

Shareholder Rights	You have the right to vote the Restricted Stock and to receive any cash dividends declared or paid on such stock unless and until forfeited. Any stock distributions you receive as a result of any stock split, stock dividend, combination of shares or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto. Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Corporation stock, the number of shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Restricted Stock shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Corporation is subject to such corporate activity.

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Legends

All certificates representing the Stock issued in connection with this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Corporation regarding this grant of Restricted Stock. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Consent to Electronic Delivery	The Corporation may choose to deliver certain informational materials relating to the Plan in electronic form. By accepting this grant you agree that the Corporation will deliver the Plan prospectus and the Corporation's annual report to you in an electronic format through the Corporation’s intranet at [website]. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Corporation would be pleased to provide copies. Please contact the General Counsel of the Corporation to request paper copies of these documents.

Corporate Activity	Your grant shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Corporation is subject to such corporate activity.

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Data Privacy

In order to administer the Plan, the Corporation may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Corporation to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Corporation to process any such personal data.

Code Section 409A	It is intended that this Award comply with Code Section 409A or an exemption to Code Section 409A. To the extent that the Corporation determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Corporation. For purposes of this Award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Code Section 409A.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, _____________hereby assigns and transfers unto Strayer Education, Inc., a Maryland corporation (the “Corporation”), ____________(__________) shares of common stock of the Corporation represented by Certificate No. ___ herewith and does hereby irrevocably constitute and appoint _______________________ as Attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated:____________, ______

Print Name

Signature

Spouse Consent (if applicable)

_____________________ (Purchaser's spouse) indicates by the execution of this Assignment his or her consent to be bound by the terms herein as to his or her interests, whether as community property or otherwise, if any, in the shares of common stock of the Corporation.

Signature

INSTRUCTIONS: PLEASE DO NOT FILL IN ANY BLANKS OTHER THAN THE SIGNATURE LINE. THE PURPOSE OF THIS ASSIGNMENT IS TO ENABLE THE CORPORATION TO CANCEL YOUR UNVESTED SHARES AS SET FORTH IN THE AGREEMENT WITHOUT REQUIRING ADDITIONAL SIGNATURES ON THE PART OF PURCHASER.

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EXHIBIT B

ELECTION UNDER SECTION 83(b) OF
THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and social security number of the undersigned:

Name:

Address:

Social Security No. :

2.	Description of property with respect to which the election is being made:

___________________shares of common stock of Strayer Education, Inc., a Maryland corporation, (the “Corporation”).

3.	The date on which the property was transferred is ____________ __, 2015.

4.	The taxable year to which this election relates is calendar year 2015.

5.	Nature of restrictions to which the property is subject:

The shares of stock are subject to the provisions of a Restricted Stock Agreement between the undersigned and the Corporation. The shares of stock are subject to forfeiture under the terms of the Agreement.

6.	The fair market value of the property at the time of transfer (determined without regard to any lapse restriction) was $__________ per share, for a total of $__________.

7.	The amount paid by taxpayer for the property was $__________.

8.	A copy of this statement has been furnished to the Corporation.

Dated: _____________, 2015

Taxpayer’s Signature

Taxpayer’s Printed Name

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PROCEDURES FOR MAKING ELECTION

UNDER INTERNAL REVENUE CODE SECTION 83(b)

The following procedures must be followed with respect to the attached form for making an election under Internal Revenue Code section 83(b) in order for the election to be effective:1

1.     You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within 30 days after the Grant Date of your Restricted Stock.

2.     At the same time you file the election form with the IRS, you must also give a copy of the election form to the Secretary of the Corporation.

3.     You must file another copy of the election form with your federal income tax return (generally, Form 1040) for the taxable year in which the stock is transferred to you.

 ________________________________

1. Whether or not to make the election is your decision and may create tax consequences for you. You are advised to consult your tax advisor if you are unsure whether or not to make the election.

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